Exhibit 5.1

TroyGould PC

1801 Century Park East

Suite 1600

Los Angeles, California 90067

Telephone: (310) 553-4441

Facsimile: (310_ 201-4746

August 29, 2017

Bone Biologics Corporation

2 Burlington Woods Drive, Ste 100,

Burlington, MA 01803

Re: Bone Biologics Corporation – Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as counsel to Bone Biologics Corporation a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the registration and resale by the selling security holders named in the Registration Statement of an aggregate of 25,653,773 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock covered by the Registration Statement include: (i) 12,628,316 shares of Common Stock held by certain selling stockholders and 5,696,203 shares which have been issued in connection with the possible conversion of certain convertible promissory notes (collectively the “Common Shares”) and, (ii) 7,329,254 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”).

In rendering the opinions expressed below, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and of such agreements, documents, certificates, statements of governmental officials and instruments and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (i) the Common Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares when issued in accordance with the terms of their respective warrants, will be validly issued, fully paid and non-assessable.

This letter is limited to the laws of the state of Delaware and federal laws of the United States of America. We express no opinion as to matters related to securities or “blue sky” laws of any jurisdiction or any rules or regulations thereunder (other than the federal laws of the United States of America).

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ TROYGOULD PC
TroyGould PC